Exhibit 10.2
FORUM ENERGY TECHNOLOGIES, INC.
2016 STOCK AND INCENTIVE PLAN
2020 EMPLOYEE PERFORMANCE AWARD AGREEMENT
This Performance Award Agreement (this “Agreement”) is made as of the ___ day of _________________, 2020 (the “Date of Grant”), between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and _________________ (the “Employee”).
1.Award. The Employee is hereby awarded a Performance Award in the amount of $[amount] (the “Performance Award”) pursuant to the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the “Plan”) which shall be allocated as the “Target Amount”. The Performance Award represents the opportunity to receive a cash payment based on the “Payout Multiplier” as defined in Exhibit A. The amount of the Performance Award that is converted into an “Earned Performance Award” will be between 0% and 300% of the Target Amount.
The exact amount of the Performance Award that shall convert into an Earned Performance Award and be paid to the Employee shall be based upon the achievement by the Company of the performance standards as set forth in Exhibit A hereto over a three-year period beginning on February 21, 2020 (the “Performance Beginning Date”) and ending on December 31, 2022 (the “Performance End Date”) (the period from the Performance Beginning Date to the Performance End Date is referred to as the “Performance Period”). The determination by the Committee with respect to the achievement of such performance standards shall be made as soon as administratively practicable following the Performance End Date after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.” After the Determination Date, the Company shall notify the Employee of the amount of the Earned Performance Award, if any, and the corresponding payment to be made to the Employee in satisfaction of the award. The payment to be made to the Employee in satisfaction of the Earned Performance Award, if any, shall be made on March 15, 2023 (the “Settlement Date”).
The performance standards are based on the Company’s Total Shareholder Return compared against the Peer Group. The methodology for calculating the Earned Performance Award, including the definitions used therefor, is set forth in Exhibit A hereto.
The Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. Capitalized terms used in this Agreement and Exhibit “A” hereto that are not defined herein shall have the meanings given to them in the Plan or Exhibit A, as applicable.
2. Vesting/Forfeiture. Except as otherwise provided in Section 3 below, the Performance Awards shall vest on the Determination Date, provided the Employee is continuously employed by the Company or any of its Affiliates (collectively, the “Company Group”) through the Determination Date. Except as otherwise provided in Section 3, the

Performance Award shall be automatically forfeited on the date of the Employee’s termination of employment.
3. Termination of Employment.
(a) Death or Disability. If prior to the Determination Date with respect to the Performance Period, the Employee dies or becomes Disabled, the Performance Award shall vest on a pro rata basis determined by multiplying the Target Amount for the Performance Period by a fraction (not greater than 1.0), the numerator of which is the number of months (not including any partial months) that have elapsed since the Performance Beginning Date to the date of the Employee’s death or Disability, as applicable, and the denominator of which is the total number of months in the Performance Period. Any remaining unvested Performance Award shall be forfeited. The cash payment in respect of the vested Performance Award shall be made to the Employee thirty (30) days after the date of the Employee’s death or Disability, as applicable. For purposes of this Section 3(a), the Employee shall become “Disabled” or have a “Disability” on the date that the Employee becomes eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
(b) Retirement. Provided the Employee remained continuously employed by the Company Group for the six (6) month period following the Date of Grant, if the Employee’s employment with the Company Group is terminated prior to the Determination Date by reason of Retirement, the Committee may, in its sole and absolute discretion, determine that the Performance Award shall vest on a pro rata basis determined by multiplying the amount of the Performance Award that would otherwise have been earned and vested on the Determination Date by a fraction, the numerator of which is the number of months (not including any partial months) that have elapsed since the Performance Beginning Date to the date of the Employee’s Retirement, and the denominator of which is the total number of months in the Performance Period. The cash payment in respect of the Earned Performance Award shall be based on the Payout Multiplier and shall be made to the Employee on the Settlement Date. Notwithstanding any other provision in this Section 3(b), if the Employee’s Retirement occurs on or within two years after the date of consummation of such Change in Control that is a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5) (a “409A Change in Control Event”), the number of the Earned Performance Award shall be equal to the Target Amount and the shares of Common Stock in respect of the Earned Performance Award shall be issued to the Employee thirty (30) days after the Employee’s termination of employment. For purposes of this Section 3(b), “Retirement” shall mean termination of the Employee’s service relationship with all members of the Company Group which is specifically determined by the Committee in its sole and absolute discretion to constitute Retirement.
(c) Good Reason. In lieu of the definition of “Good Reason” set forth in Article I of the Plan, “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following events without the Employee’s express written consent:
(i)a change in the Employee’s status, title or position with the Company Group, including as an officer of the Company, which, in the Employee’s good faith judgment, does not represent a promotion, with commensurate adjustment of compensation, from the Employee’s status, title or position as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are inconsistent with the Employee’s status, title or position in effect immediately prior to such assignment; the withdrawal from the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are consistent with such status, title or position in effect immediately prior to such withdrawal; or any removal of the Employee from or any failure to reappoint or reelect the Employee to any position; provided that the circumstances described in this item (i) do not apply as a result of the Employee’s death, Retirement, or Disability or following receipt by the Employee of written notice from the Company of the termination of the Employee’s employment for Cause;
(ii) a reduction by the Company in the Employee’s then current base salary;
(iii) the failure by the Company to continue in effect any benefit or compensation plan in which the Employee was participating immediately prior to such failure other than as a result of the normal expiration or amendment of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would adversely affect the Employee’s continued participation in any benefit or compensation plan on at least as favorable a basis to the Employee as is the case immediately prior to the action or failure to act or which would materially reduce the Employee’s benefits under any such plan or deprive the Employee of any material benefit enjoyed by the Employee immediately prior to the action or failure to act;
(iv) the relocation of the principal place of the Employee’s employment to a location 25 miles further from the Employee’s then current principal residence;
(v) the failure by the Company upon a Change in Control to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession or assignment had taken place; or
(vi) any material default by the Company in the performance of its obligations under this Agreement.
Any event or condition described in provisions (i) through (vi) above which occurs prior to the effective date of any Change in Control, but which the Employee reasonably demonstrates (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to such effective date. The Employee’s continued employment or failure to give the Company any notice of termination for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of this Section 3(c), any good faith determination of Good Reason made by the Employee shall be conclusive.
4. Settlement. Except as otherwise provided in Section 3, settlement of the Earned Performance Award shall be made on the Settlement Date. It is the current intention of the Company to pay cash in exchange for settlement of the Earned Performance Award. However, the Company, at its own election, may settle all or a portion of the Earned Performance Award in shares of Common Stock equal to the Fair Market Value of the portion of the Earned Performance Award the Company elects to settle in Common Stock. No fraction of a share of Common Stock shall be issued by the Company upon settlement of the Earned Performance Award; rather, the Company shall round up to the nearest whole share.
5. Shareholder Rights. Should the Company elect to settle the Performance Awards in shares of Common Stock, the Employee shall have no rights to dividends, dividend equivalent payments or other rights of a shareholder with respect to the Performance Award.
6. Corporate Acts. The existence of the Performance Award shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
7. Withholding. To the extent that the vesting of the Performance Award results in compensation income or wages to the Employee for federal, state, local or foreign tax purposes, the Employee shall deliver to the Company or to any Affiliate nominated by the Company at the time of such lapse, such amount of money or, if permitted by the Committee in its sole discretion, shares of Common Stock as the Company or any Affiliate nominated by the Company may require to meet its minimum obligation under applicable tax or social security laws or regulations, and if the Employee fails to do so, the Company and its Affiliates are authorized to withhold from any cash or stock remuneration (including withholding any shares of Common Stock distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax or social security required to be withheld by reason of such resulting compensation income or wages. The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Performance Award, vesting of the Performance Award or the forfeiture of any Performance Award pursuant to the Forfeiture Restrictions.
8. Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of any member of the Company Group. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee.

Nothing in the adoption of the Plan, nor the the Performance Award thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company Group or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company Group shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice.
Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
9. Code Section 409A; No Guarantee of Tax Consequences. The Performance Award is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) including, but not limited to, by reason of compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. If the Employee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 4 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service, or (ii) such earlier date as complies with the requirements of Section 409A. To the extent required to comply with Section 409A, the Employee shall be considered to have terminated employment with the Company Group when the Employee incurs a “separation from service” with a member of the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to the Employee that any federal or state tax treatment shall apply or be available to any person eligible for benefits under this Agreement.
10. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
11. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the Performance Award commencing on the Performance Beginning Date. Any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.
12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

FORUM ENERGY TECHNOLOGIES, INC.

By:
C. Christopher Gaut President and CEO

EMPLOYEE

Exhibit A

Methodology for Calculating the Earned Performance Award

1. Definitions. For purposes of determining the number of shares of Common Stock issuable to the Employee in respect of the Earned Performance Award for each Performance Period, the following definitions shall apply:
(a) Ending Share Price means the average closing price of the shares over the ten trading days prior to the Performance End Date.
(b) Peer Group means TechnipFMC plc; National Oilwell Varco, Inc.; Oceaneering International, Inc.; Exterran Corporation; Oil States International, Inc.; Hunting plc; Dril-Quip, Inc.; Cactus, Inc., Superior Energy Services, Inc.; and Apergy Corporation to the extent such entities or their successors are in existence and publicly traded as of the Performance End Date.
(a) Starting Share Price means the average closing price of the shares over the ten trading days prior to the Performance Beginning Date.
(b) Total Shareholder Return means Common Stock price growth for each entity over the Performance Period, as measured by dividing the sum of the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and the difference between the entity’s Ending Share Price and the Starting Share Price; by the entity’s Starting Share Price. In the event of a spin-off or similar divestiture during the Performance Period by an entity that is a member of the Peer Group, the Committee may make such adjustments to the calculation of such entity’s Total Shareholder Return as it determines may be appropriate, including, without limitation, taking into account the Common Stock price growth for both the entity that is the member of the Peer Group and the divested entity over the Performance Period.
For purposes of this Exhibit A, the share prices and dividends of peers that trade in foreign currency shall be converted to U.S. dollars.
2. Committee Methodology. For purposes of determining the number of shares of Common Stock issuable to the Employee in respect of the Earned Performance Award, the Committee shall:
(a) Calculate the Total Shareholder Return for the Company and each company in the Peer Group for the Performance Period.
(b) Rank the Company and each member of the Peer Group based on Total Shareholder Return with the company having the highest Total Shareholder Return ranking in the first position and the company with the lowest Total Shareholder Return ranking in the tenth position.
(c) Determine the Earned Performance Award by multiplying the Employee’s Target Amount by the Payout Multiplier in the Ten Company Payout Schedule below:
A-1

Ten Company Payout Schedule
Company Ranking	Payout Multiplier
1	3.00
2	2.50
3	2.00
4	1.50
5	1.10
6	0.90
7	0.75
8	0.50
9	0.25
10	0.00
Notwithstanding the calculations described in clause (c) above, in the event the Total Shareholder Return for the Company is (I) less than 0%, the Payout Multiplier applied in clause (c) shall not exceed 1.00 or (II) greater than or equal to 20%, the Payout Multiplier applied in clause (c) shall not be less than 1.00.
If any calculation with respect to the Earned Performance Award would result in a fractional share, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.
3. Peer Group Changes. If, as a result of merger, acquisition or a similar corporate transaction, a member of the Peer Group ceases to be a member of the Peer Group (an “Affected Peer Company”), the Affected Peer Company shall not be included in the Ten Company Payout Schedule and the applicable of the following alternative schedules shall be used in its place:

Nine Company Payout Schedule
Company Ranking	Payout Multiplier
1	3.00
2	2.45
3	1.90
4	1.45
5	1.00
6	0.75
7	0.50
8	0.25
9	0.00
A-2

Eight Company Payout Schedule
Company Ranking	Payout Multiplier
1	3.00
2	2.00
3	1.50
4	1.00
5	1.10
6	0.75
7	0.50
8	0.00

Seven Company Payout Schedule
Company Ranking	Payout Multiplier
1	3.00
2	2.00
3	1.50
4	1.00
5	0.75
6	0.50
7	0.00
If a member of the Peer Group declares bankruptcy, it shall be deemed to remain in the Peer Group until the Performance End Date and shall occupy the lowest ranking in the Payout Schedule. If, as a result of merger, acquisition or a similar corporate transaction, there are four or more Affected Peer Companies, the Committee may in its sole discretion revise the makeup of the Peer Group and make adjustments to the Payout Multipliers.
A-3